Exhibit 10.28

SECURITIES PURCHASE AGREEMENT
DOCUMENT SPA-11282012

This Securities Purchase Agreement (this “Agreement”) is dated as of November 28, 2012, between Location Based Technologies, Inc., a Nevada corporation (the “Company”) and Bridge Loans, LLC (the “Purchaser”) (referred to collectively herein as the “Parties”).

WHEREAS, the Company desires to sell and Purchaser desires to purchase a Promissory Note due, subject to the terms therein, on November 28th, 2013, issued by the Company to the Purchaser, in the form of Exhibit A attached hereto (the “Note”) as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I   PURCHASE AND SALE

1.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Note for aggregate principal amount of up to One Million Dollars ($1,000,000).  The Purchaser shall deliver to the Company, via wire transfer, immediately available funds in the amount of up to One Million Dollars ($1,000,000)  (the “Purchase Price”), and the Company shall deliver to the Purchaser the Note and any other documents or agreements related to this transaction.

1.2           Effective Date.  This Agreement will become effective only upon occurrence of the three following events: execution of this Agreement by both Parties, the execution of the Note by both Parties, and the delivery of the Purchase Price by the Purchaser to the Company.

ARTICLE II   BRIDGE LOAN

2.1           Bridge Loan Transaction.  The Company represents and warrants to the Purchaser as follows:

2.1.1          The Purchaser is entering into this Agreement to provide bridge financing for the Company while the Company seeks to secure a greater amount and more permanent funds through one or more additional financing transactions;

2.1.2.         The Company intends to repay the Note or Notes prior to their maturity using the proceeds of such additional financing transactions;

2.1.3.         The Purchaser shall have the right but not the obligation to convert all or part of the Note into shares of the Company’s common stock at a price of $0.20 per share by giving the notice to the Company in writing of its intent to convert all or part of the Note prior to the maturity date of the Note.

2.1.4           The loan shall be secured by US Patent Number 7598855.

ARTICLE III   MISCELLANEOUS

3.1           Successors and Assigns.  This Agreement may not be assigned by either Party.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2           Reservation of Authorized Shares.  As of the effective date of this Agreement and for the remaining period during which the Note is outstanding, the Company will reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock upon the full conversion of the Note.  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Company agrees that its issuance of the Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of common stock upon the conversion of the Note.  No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Note to be sold by the Company as contemplated by the Agreement or for the issuance of the shares contemplated by the Note.

3.3           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflict of laws thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Texas or in the federal courts located in Young County, in the State of Texas.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

3.4           Delivery of Process by Purchaser to Company.  In the event of any action or proceeding by the Purchaser against the Company, and only by Purchaser against the Company, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Purchaser via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known address or to its last known attorney as set forth in its most recent SEC filing.

3.5           Notices.  Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.6           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of this Agreement may be effected by email.

3.7           Expenses. The Company and the Purchaser shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.  In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.8           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this November 28, 2012.

COMPANY:

LOCATION BASED TECHNOLOGIES, INC.

By:
David M. Morse
Chief Executive Officer

Date:      November 28, 2012

PURCHASER:

BRIDGE LOANS, LLC

By:
Alfred G. Allen, III, Manager

Date:      November 28, 2012

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